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                                   EXHIBIT j.

                    Consent of Independent Public Accountants
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                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the use of our report (and to all references to our Firm) included in or made a part of this Registration Statement File No. 811-08629 for Hartford Series Fund, Inc. consisting of: Hartford Global Communications HLS Fund, Hartford Global Financial Services HLS Fund, Hartford Global Health HLS Fund, Hartford Global Technology HLS Fund, Hartford Focus HLS Fund, Hartford Global Leaders HLS Fund, Hartford Growth HLS Fund, Hartford Growth and Income HLS Fund, Hartford International Capital Appreciation HLS Fund, Hartford International Small Company HLS Fund, Hartford MidCap Value HLS Fund, Hartford Value HLS Fund and Hartford High Yield HLS Fund on Form N-1A.


                                                     /s/ Arthur Andersen LLP


Hartford, Connecticut
April 23, 2002